Seizing Spot Market Opportunity, CleanSpark Secures more Bitcoin Mining Machines for Immediate Delivery

The new S19 machines will increase CleanSpark’s hashrate by over 250 PH/s, a nearly 20% increase of its current hashrate

SALT LAKE CITY, Nov 19, 2021 -- CleanSpark, Inc. (Nasdaq: CLSK) (the "Company" or "CleanSpark"), a sustainable bitcoin mining and energy technology company, today announced the purchase of an additional 2,597 units of the Antminer S19 bitcoin (BTC) mining machines.

Delivery of the machines is scheduled to be immediate, adding to the 2,711 rigs already purchased and scheduled for delivery this month. These orders are expected to substantially add to the Company’s hashrate over the coming weeks.

CleanSpark employs a sustainable business strategy of converting a portion of its BTC holdings to fund operations and expansion, with a goal of limiting shareholder dilution.

“We continue to take advantage of favorable pricing in the spot market to purchase machines as opportunities present themselves, rather than locking up capital for long periods of time, while we use the standard strategy of future delivery contracts,” said Zach Bradford, CEO and President.

The Company currently operates more than 12,800 miners, providing a hashrate of 1.3 EH/s.

About CleanSpark

CleanSpark, Inc., a Nevada corporation, is a sustainable bitcoin mining and energy technology company that is focused on solving modern energy challenges. For more information about the Company, please visit the Company's website at https://www.cleanspark.com/investor-relations .

Forward-Looking Statements

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's plans and expectations for expansion of its energy initiatives, operating results, business strategy, partnership with Coinmint, deployment of miners, digital currency mining activities, the growth of its facilities and other statements regarding the expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these forward-looking statements by using words such as "expect," "target," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "will," "plan," "goal" and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements.

Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, without limitation: the successful deployment of energy solutions for residential and commercial applications; the fitness of the Company's energy hardware, software and other solutions for this particular application or market; the success of its digital currency mining activities; the expectations of future revenue growth may not be realized; ongoing demand for the Company's software products and related services; the impact of global pandemics (including COVID-19) on logistics and shipping and the demand for our products and services; and other risks described in the Company's prior press releases and in its filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in the Company's Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release (including any forward-looking statements contained herein) to reflect events or circumstances after the date hereof.

Investor Relations Contact:

Matt Schultz

ir@cleanspark.com

Media Contacts:

Isaac Holyoak

pr@cleanspark.com

BlocksBridge Consulting

Nishant Sharma

cleanspark@blocksbridge.com

2